The Toro Company

8111 Lyndale Avenue South, Bloomington, Minnesota 55420-1196
❖952/888-8801	❖FAX 952/887-8258

Investor Relations		Media Relations	Web Site
Stephen P. Wolfe	Tom Larson	Connie Hawkinson	www.thetorocompany.com
Vice President, CFO	Assistant Treasurer	Toro Media Relations
(952) 887-8076	(952) 887-8449	(952) 887-8984, pr@toro.com

TORO REPORTS RECORD SECOND QUARTER SALES AND NET EARNINGS

NET EARNINGS UP 24.4% ON 10.5% SALES GROWTH

COMPANY AGAIN RAISES OUTLOOK FOR FULL-YEAR EARNINGS

LIVE CONFERENCE CALL
May 25, 10:00 a.m. CT
www.thetorocompany.com/invest

BLOOMINGTON, Minn. (May 25, 2004) – The Toro Company (NYSE: TTC) today reported record net earnings of $52.2 million, or $2.00 per diluted share, on record net sales of $548.0 million for its fiscal 2004 second quarter ended April 30, 2004. In its fiscal 2003 second quarter, Toro reported net earnings of $42.0 million, or $1.61 per diluted share, on net sales of $495.8 million.

     For the six months ended April 30, 2004, Toro reported net earnings of $61.5 million, or $2.36 per diluted share, on net sales of $861.6 million. In the comparable fiscal 2003 period, Toro reported net earnings of $49.0 million, or $1.89 per diluted share, on net sales of $791.8 million. The company’s results for the 2003 period included a one-time gain of $0.08 per diluted share resulting from a legal settlement.

     “We delivered the strongest quarter performance in our company’s 90-year history,” said Kendrick B. Melrose, The Toro Company Chairman and Chief Executive Officer. “Our financial results continue to be driven by strong sales growth, primarily from products introduced within the past two years, coupled with improved operating effectiveness and asset management.”

     Melrose said sharp growth in walk power mower shipments to the mass channel, increased shipments in nearly all professional segment product categories and strong growth in international shipments drove the 10.5% increase in second quarter net sales. “In our fiscal year to date, we have also benefited from generally favorable weather, including above-average winter snowfalls, a better spring than last year and a stronger economy,” said Melrose. Improved margins, higher shipments during the quarter and favorable foreign currency effects all contributed to the strong second quarter profitability.

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2 — Toro Reports Second Quarter Results

     “Our performance in the first half of fiscal 2004 gives us a great start to our 6+8 three year growth and profitability improvement initiative,” said Melrose. “We are confident we can continue to strengthen our operating margins, permitting more investment in innovation, new product development and building our brands to generate top-line growth.”

SEGMENT RESULTS

Segment data is provided in the table following the “Condensed Consolidated Statements of Earnings.”

PROFESSIONAL

     For the second quarter, fiscal 2004 professional segment sales increased 7.8% to $338.5 million compared with the same period last year. Segment sales increased in most product categories compared with the prior year quarter.

     International professional segment sales for the fiscal 2004 second quarter increased at double-digit rates compared with the corresponding 2003 period, even excluding favorable foreign currency effects.

     Professional segment earnings for the fiscal 2004 second quarter totaled $71.7 million, up 13.1% from the fiscal 2003 second quarter. Professional segment profitability benefited from improved margins on most products, leveraging of expenses and favorable foreign currency effects.

RESIDENTIAL

     Residential segment sales for the fiscal 2004 second quarter totaled $194.8 million, up 13.0% compared with fiscal 2003 second quarter. Shipments of Toro® brand walk power mowers fueled by strong retail demand, was the strongest contributor of the increase. The timing of a retail promotion program benefited the current quarter compared to fiscal 2003 second quarter.

     International residential segment sales for the fiscal 2004 second quarter increased 6.6% compared with the fiscal 2003 second quarter. Most of the increase was attributable to strong demand for Pope® brand irrigation products in Australia.

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3 — Toro Reports Second Quarter Results

     Residential segment earnings for the fiscal 2004 second quarter totaled $26.7 million, up 9.7% compared with the fiscal 2003 second quarter. Sales growth outpaced earnings growth primarily due to a change in the sales mix toward lower-margin products.

DISTRIBUTION

     Worldwide distribution segment sales for the fiscal 2004 second quarter totaled $44.9 million up 27.0% compared with fiscal 2003 second quarter. Strong demand and the previously announced acquisition of a distributor in March 2003 resulted in increased sales at Toro’s company-owned distributors. Distribution segment earnings for the fiscal 2004 second quarter increased to $1.6 million from $0.6 million in the fiscal 2003 second quarter as a result of higher sales volume.

REVIEW OF OPERATIONS

     Gross margin for the fiscal 2004 second quarter was 36.3% compared with 35.4% in the second quarter of fiscal 2003. The margin improvement in the quarter resulted primarily from the effects of our continued cost management disciplines, increased volumes and favorable foreign currency effects.

     “Our lean manufacturing, “no waste” and productivity improvement initiatives have enabled us to continue to improve our gross margin and offset rising costs for steel and aluminum so far in fiscal 2004,” said Melrose. “We have yet to feel the full impact of some of these cost increases, and as an offensive strategy we are more aggressively implementing additional lean manufacturing programs.”

     Selling, general and administrative (SG&A) expenses for the fiscal 2004 second quarter were 21.4% as a percentage of net sales, compared with 22.4% in the fiscal 2003 second quarter. Engineering costs were up in most areas of the company due to increased spending on new product development and other growth initiatives. This increase was more than offset by lower spending in certain administrative expense areas and leveraging other expenses.

     Interest expense for the fiscal 2004 second quarter was down $0.6 million, or 14.3% compared with the fiscal 2003 second quarter as a result of lower average borrowing levels and the use of earnings to pay down debt.

     Asset management continued to impact the balance sheet favorably, as net inventories at the end of the fiscal 2004 second quarter totaled $238.5 million, down 8.3% from $260.0 million at the end of the fiscal 2003 second quarter.

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4 — Toro Reports Second Quarter Results

BUSINESS OUTLOOK

     “Our results through the first half of our fiscal year have put us ahead of our initial expectations for fiscal 2004 and our momentum for the rest of the year is strong,” said Melrose. “We continue to face rising supplier prices for steel and other commodities, so we have accelerated our profitability improvement efforts to help balance these unexpected raw material cost increases. At the same time, we continue to invest in key growth initiatives to help ensure our sales growth outperforms the market. As always, there are still several months ahead in the season, and therefore, the usual weather uncertainties. Nonetheless, we are raising our estimates to an 8% to 10% increase for fiscal 2004 net sales and an 18% to 23% increase in net earnings per share, up from the 14% to 18% earnings increase we were expecting at the end of our first quarter.”

     The Toro Company is a leading worldwide provider of outdoor maintenance and beautification products for home, recreation and commercial landscapes.

     The Toro Company will conduct a conference call and webcast for investors beginning at 10:00 a.m. Central Time (CST) on May 25, 2004. The webcast will be available at www.streetevents.com or at www.thetorocompany.com/invest. Webcast participants will need to complete a brief registration form and should allocate extra time before the webcast begins to register and, if necessary, download and install audio software.

Safe Harbor

Statements made in this news release, which are forward-looking, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. These uncertainties include factors that affect all businesses operating in a global market as well as matters specific to Toro. Particular risks and uncertainties facing the company’s overall financial position at the present include the threat of further terrorist acts and war, which may result in contraction of the U.S. and worldwide economies; slow growth rate in global and domestic economies, resulting in rising unemployment and weakened consumer confidence; our ability to achieve the goals for the “6+8” growth and profit improvement program which is intended to improve our revenue growth and after-tax return on sales; the company’s ability to implement lean manufacturing; our ability to manage assets, such as reducing inventories and receivables; the company’s ability to achieve sales growth and low double-digit diluted earnings per share growth in fiscal 2004; unforeseen product quality problems in the development and production of new and existing products; potential issues with moving production between facilities; continued slow growth in the rate of new golf course construction or existing golf course renovations; increased dependence on The Home Depot as a customer for the residential segment; reduced government spending for grounds maintenance equipment due to reduced tax revenue and tighter government budgets; elimination of shelf space for our products at retailers; changes in raw material costs, including higher oil, steel and aluminum prices; financial viability of distributors and dealers; governmental restriction on water usage and water availability; market acceptance of existing and new products; and increased and adverse changes in currency exchange rates or raw material commodity prices and the costs we incur in providing price support to international customers and suppliers. In addition to the factors set forth in this paragraph, market, economic, financial, competitive, weather, production and other factors identified in Toro’s quarterly and annual reports filed with the Securities and Exchange Commission, could affect the forward-looking statements in this press release. Toro undertakes no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this statement.

(Financial tables follow)

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5 — Toro Reports Second Quarter Results

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings (Unaudited)
(Dollars and shares in thousands, except per-share data)

	Three Months Ended		Six Months Ended
	April 30,	May 2,	April 30,	May 2,
	2004	2003	2004	2003
Net sales	$548,027	$495,840	$861,600	$791,802
Gross profit	198,879	175,632	311,489	281,213
Gross profit percent	36.3%	35.4%	36.2%	35.5%
Selling, general, and administrative expense	117,211	111,259	213,248	207,610
Restructuring and other income	(64)	(179)	(86)	(179)

Earnings from operations	81,732	64,552	98,327	73,782
Interest expense	(3,702)	(4,320)	(7,584)	(8,412)
Other income, net	465	2,410	1,774	7,692

Earnings before income taxes	78,495	62,642	92,517	73,062
Provision for income taxes	26,296	20,671	30,993	24,110

Net earnings	$52,199	$41,971	$61,524	$48,952

Basic net earnings per share	$2.10	$1.68	$2.47	$1.96

Diluted net earnings per share	$2.00	$1.61	$2.36	$1.89

Weighted average number of shares of common stock outstanding – Basic	24,800	25,006	24,863	24,964
Weighted average number of shares of common stock outstanding – Dilutive	26,089	26,021	26,115	25,910

Net Sales by Segment (Unaudited)
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	April 30,	May 2,	April 30,	May 2,
	2004	2003	2004	2003
Professional	$338,524	$314,116	$546,202	$507,560
Residential	194,838	172,469	292,725	267,134
Distribution	44,880	35,348	64,533	53,948
Other	(30,215)	(26,093)	(41,860)	(36,840)

Total *	$548,027	$495,840	$861,600	$791,802

* Includes international sales of	$111,773	$93,555	$187,151	$161,011

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6 — Toro Reports Second Quarter Results

THE TORO COMPANY AND SUBSIDIARIES

Earnings (Loss) Before Income Taxes by Segment (Unaudited)
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	April 30,	May 2,	April 30,	May 2,
	2004	2003	2004	2003
Professional[1]	$71,704	$63,424	$100,153	$91,180
Residential[2]	26,719	24,349	35,056	33,010
Distribution	1,603	608	(570)	(2,750)
Other	(21,531)	(25,739)	(42,122)	(48,378)

Total	$78,495	$62,642	$92,517	$73,062

1 Includes restructuring and other income of $52 thousand for the three-month and six-month periods in fiscal 2004, respectively. Includes restructuring and other income of $72 thousand for the three-month and six-month periods in fiscal 2003, respectively.

2 Includes restructuring and other income of $12 thousand for the three-month period and $34 thousand for the six-month period in fiscal 2004, respectively. Includes restructuring and other income of $107 thousand for the three-month and six-month periods in fiscal 2003, respectively.

Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	April 30,	May 2,
	2004	2003
ASSETS
Cash and cash equivalents	$31,825	$26
Receivables, net	484,763	483,615
Inventories, net	238,472	259,979
Prepaid expenses and other current assets	13,422	12,003
Deferred income taxes	44,256	39,653

Total current assets	812,738	795,276

Property, plant, and equipment, net	163,097	162,180
Deferred income taxes	1,181	4,196
Goodwill and other assets	99,647	92,567

Total assets	$1,076,663	$1,054,219

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$225	$64
Short-term debt	29,991	99,299
Accounts payable	96,636	104,319
Accrued liabilities	274,934	244,463

Total current liabilities	401,786	448,145

Long-term debt, less current portion	175,069	178,713
Deferred revenue and other long-term liabilities	12,228	8,508
Stockholders’ equity	487,580	418,853

Total liabilities and stockholders’ equity	$1,076,663	$1,054,219

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7 — Toro Reports Second Quarter Results

THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Six Months Ended
	April 30,	May 2,
	2004	2003
Cash flows from operating activities:
Net earnings	$61,524	$48,952
Adjustments to reconcile net earnings to net cash used in operating activities:
Non-cash asset recovery	(52)	—
Non-cash loss from investment	374	—
Provision for depreciation and amortization	17,052	15,707
Gain on disposal of property, plant, and equipment	(219)	(26)
Increase in deferred income tax asset	(2,098)	(673)
Tax benefits related to employee stock option transactions	2,927	160
Changes in operating assets and liabilities:
Receivables, net	(211,449)	(230,456)
Inventories, net	(8,937)	(30,475)
Prepaid expenses and other current assets	554	(1,426)
Accounts payable, accrued expenses, and deferred revenue	80,129	72,643

Net cash used in operating activities	(60,195)	(125,594)

Cash flows from investing activities:
Purchases of property, plant, and equipment	(21,356)	(21,927)
Proceeds from disposal of property, plant, and equipment	1,425	1,189
(Increase) decrease in investment in affiliates	(1,065)	1,000
Increase in other assets	(54)	(883)
Proceeds from sale of business	—	1,016

Net cash used in investing activities	(21,050)	(19,605)

Cash flows from financing activities:
Increase in short-term debt	27,815	97,890
Repayments of long-term debt	(3,627)	(15,804)
Increase (decrease) in other long-term liabilities	75	(2)
Proceeds from exercise of stock options	5,709	4,039
Purchases of common stock	(23,872)	(722)
Dividends on common stock	(2,991)	(2,997)

Net cash provided by financing activities	3,109	82,404

Effect of exchange rates on cash	(326)	5

Net decrease in cash and cash equivalents	(78,462)	(62,790)
Cash and cash equivalents as of the beginning of the period	110,287	62,816

Cash and cash equivalents as of the end of the period	$31,825	$26